EXHIBIT 99.1

News Release

CONTACT
Larry Adeleye AVP/Director, Treasury and Finance 614.917.5108 F 614.887.1074 Larry.Adeley@StateAuto.com	Kyle Anderson AVP/Director of Corporate Communication 614.971.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com

State Auto Financial reports fourth quarter and year 2012 results

•	Quarterly income of $0.51 per share

•	Quarterly GAAP combined ratio of 101.7

•	Return on equity of 1.5%

•	Book value per share of $18.22

Columbus, Ohio (February 19, 2013) – State Auto Financial Corporation (Nasdaq:STFC) today reported fourth quarter 2012 net income of $20.9 million, or $0.51 per diluted share, versus net income of $99.3 million1, or $2.46 per diluted share1, for the fourth quarter of 2011. Net income from operations2 per diluted share for the fourth quarter 2012 was $0.38 versus net income from operations2 of $2.27 for the same 2011 period1. Net income for the fourth quarter of 2011 included a $14.9 million postretirement benefit curtailment gain and $35.7 million of federal income tax benefit.

STFC’s GAAP combined ratio for the fourth quarter 2012 was 101.7 versus 94.31 for the fourth quarter of 2011. Catastrophe losses during the fourth quarter 2012 accounted for 2.2 points of the 68.7 total loss ratio points, or $5.9 million, versus a favorable impact of 0.5 points of the total 59.7 loss ratio points, or $1.8 million, for the same period in 2011.

The State Auto Group’s homeowners quota share reinsurance arrangement increased STFC’s underwriting loss by $12.5 million or 4.2 points on the combined ratio for the fourth quarter of 2012. Pursuant to the arrangement, STFC ceded $40.9 million of written premium, $40.4 million of earned premium, $2.0 million of catastrophe losses and $14.2 million of non-catastrophe losses, and recognized $11.7 million of ceded commissions. This cession decreased STFC’s overall catastrophe loss ratio 0.4 points, increased the overall non-catastrophe loss ratio 4.1 points and increased the overall expense ratio 0.5 points.

Net written premium for the fourth quarter of 2012 increased 76.7% over the same period in 2011. The homeowners’ quota share reinsurance arrangement and the 2011 year-end pooling change collectively contributed to this increase, as the ceded unearned premium reserve amounts transferred under these two arrangements were reflected as reductions to net written premium in the prior year’s results. By segment, net written premium for the fourth quarter of 2012 increased 207.2% for personal insurance, 64.5% for business insurance and 0.5% for specialty insurance from the same period in 2011. Excluding the impact of the quota share reinsurance arrangement and pooling change, net written premium for the fourth quarter of 2012 increased 2.2%3 from the same period in 2011, with the business insurance segment contributing primarily to the overall growth. The business segment growth was principally driven by higher average new business premium, increased renewal pricing and a recovering economy. Excluding the impact of the homeowners’ quota share and pooling change, net written premium for the fourth quarter increased 2.3%3 for the personal insurance segment, increased 20.8%3 for the business insurance segment and decreased 17.6%3 for the specialty insurance segment from the same period in 2011. The decline in our specialty segment was due to the termination of substantially all of the business written by the former management team of RED. As previously disclosed, we have reorganized and merged the operations of RED into the Rockhill unit’s program division.

For the year 2012, STFC had net income of $10.7 million, or $0.27 per diluted share, compared to a loss of $160.7 million1, or $4.00 per diluted share1, for the same 2011 period. STFC’s GAAP combined ratio for 2012 was 107.9 compared to 116.51 for the same 2011 period. Catastrophe losses accounted for 6.4 points, or $67.1 million, during 2012, compared to 16.2 points, or $231.1 million, during 2011. The 2012 and 2011 catastrophe losses both included favorable prior accident years’ development which reduced the loss ratio by 1.0 points, or $10.4 million for 2012, and 0.3 points, or $4.3 million for 2011. Non-catastrophe favorable reserve development reduced the loss ratio by 0.6 points, or $6.5 million for 2012, and 2.0 points, or $29.0 million for 2011.

For the year 2012, the homeowners quota share reinsurance arrangement reduced STFC’s underwriting loss by $6.0 million and added 0.7 points on the combined ratio. Pursuant to the arrangement, STFC ceded $172.3 million of written premium, $166.2 million of earned premium, $49.5 million of catastrophe losses and $74.5 million of non-catastrophe losses, and recognized $48.2 million of ceded commissions. This cession reduced STFC’s overall catastrophe loss ratio 3.2 points, increased the overall non-catastrophe loss ratio 3.3 points and increased the overall expense ratio 0.6 points.

Net written premium for year 2012 decreased 17.8% compared to the same 2011 period. The homeowners’ quota share reinsurance arrangement and the 2011 year-end pooling change contributed to the decrease. For the year 2012, net written premium decreased 27.5% for the personal insurance segment, increased 2.3% for the business insurance segment and decreased 20.0% for the specialty insurance segment from the same period in 2011. Excluding the impact of the quota share reinsurance arrangement and pooling change, net written premium for the year 2012 decreased 0.9%3 for the personal insurance segment while business and specialty insurance increased 14.0%3 and 0.5%3, respectively from the same period in 2011.

STFC’s book value was $18.22 per share as of Dec. 31, 2012, a decrease of $0.08 per share from STFC’s book value on Sept. 30, 2012. Book value per share as of Dec. 31, 2012, included a reduction of $2.48 for a deferred tax asset valuation allowance. Return on stockholders’ equity for the twelve months ended Dec. 31, 2012, was 1.5% compared to negative 20.7%1 for the twelve months ended Dec. 31, 2011.

STFC President, Chairman and CEO Bob Restrepo commented on the quarter as follows:

“State Auto Financial Corporation finished 2012 with positive net income for the quarter and year. Fundamentals in our core business are improving led by better ex-catastrophe loss ratios. As the final RED programs terminate, we made a decision to add an additional $7.2 million to our reserves in the fourth quarter for prior accident years, primarily relating to a sizeable restaurant program. Our view of the trucking program has not materially changed since the end of the third quarter.

“RED contributed 6.3 combined ratio points in our fourth quarter and 5.6 points for the year. We incurred $7.3 million in losses from Superstorm Sandy causing a modest increase in catastrophe losses for the fourth quarter, net of prior quarter reserve reductions.

“Personal auto loss ratio improved for the year due to better weather and lower catastrophe losses. Bodily injury severity remains high and we’re responding with price increases. We’re pleased with progress made in our traditionally unprofitable homeowners line. Our pricing, underwriting, reinsurance and agency management actions are paying off. Our full year non-CAT loss and ALAE ratio was below 40%, the best result in over five years. We continued to implement aggressive actions which resulted in a price impact of more than 20% in 2012, with similar expectations in 2013. We believe these actions will contribute to turning around this difficult line.

“Excluding RED, commercial lines profitability and growth were strong for the quarter and year. In standard commercial lines, prices increased 5.0% for the quarter and 3.5% for the year. Our month-over-month price increases are strong and we plan for high-single digit increases in 2013. Ex-catastrophe loss ratios improved for the quarter and year – the best loss ratios since 2009 with substantial improvement over 2011. In our specialty segment, Rockhill finished with exceptionally strong profit and production. Workers compensation also improved in the quarter led by our RTW subsidiary.

“We’re pleased with improving fundamentals demonstrated by improving ex-catastrophe loss and expense ratios. We enter 2013 with positive momentum and expect continuing underwriting improvement, growth and increased book value. We’re making solid progress towards achieving our goal of a double digit return on equity.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank,

Meridian Security, Meridian Citizens Mutual, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

[1]

The Company adopted Accounting Standards Update 2010-26, “Accounting for Costs Associated with Acquiring and Renewing Insurance Contracts” effective Jan. 1, 2012, and has applied its provisions retrospectively. All applicable prior period amounts have been adjusted to conform to current period presentation.

[2]

Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.13 per diluted share for the fourth quarter 2012 and income of $0.46 per diluted share for 2012 versus income of $0.19 per diluted share for the fourth quarter 2011 and income of $0.60 per diluted share for 2011.

[3]

Represents a non-GAAP financial measure as to net written premium. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1 that is part of this release.

STFC has scheduled a conference call with interested investors for Tuesday, Feb. 19 at 10 a.m. ET to discuss the company’s fourth quarter and year 2012 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at noon, Feb. 19, by calling 888-566-0462. Supplemental schedules detailing the company’s fourth quarter and year 2012 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

*   *   *   *   *   *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended	Year Ended
December 31	December 31
(In millions, except per share amounts)	2012	2011	2012	2011
As Adjusted (C)	As Adjusted (C)
Net premiums written	$256.7	$145.3	(B)	$1,055.3	$1,284.6	(B)

Earned premiums	267.4	369.4	1,042.1	1,428.8
Net investment income	20.2	18.9	75.4	85.4
Net realized gain on investments	8.2	12.1	29.0	37.0
Other income	0.9	0.7	3.6	2.5

Total revenue	296.7	401.1	1,150.1	1,553.7

Income (loss) before federal income taxes	20.9	63.6	10.6	(112.1)
Federal income tax (benefit) expense	(35.7)	(0.1)	48.6

Net income (loss)	$20.9	$99.3	$10.7	$(160.7)

Earnings (loss) per common share:
- basic	$0.52	$2.47	$0.26	$(4.00)
- diluted	$0.51	$2.46	$0.27	$(4.00)
Earnings (loss) per share from operations(A):
- basic	$0.39	$2.27	$(0.20)	$(4.60)
- diluted	$0.38	$2.27	$(0.19)	$(4.60)
Weighted average shares outstanding:
- basic	40.4	40.3	40.4	40.2
- diluted	40.6	40.4	40.5	40.2
Return on equity (LTM)	1.5%	-20.7%
Book value per share	$18.22	$17.95
Dividends paid per share	$0.10	$0.15	$0.55	$0.60
Total shares outstanding	40.5	40.3
GAAP ratios:
Cat loss and ALAE ratio	2.2	(0.5)	6.4	16.2
Non-cat loss and LAE ratio	66.5	60.2	68.3	66.4

Loss and LAE ratio	68.7	59.7	74.7	82.6
Expense ratio	33.0	34.6	33.2	33.9

Combined ratio	101.7	94.3	107.9	116.5

(A) Reconciliation of non-GAAP financial measure:
Net income (loss) from operations:
Net income (loss)	$20.9	$99.3	$10.7	$(160.7)
Less net realized gain on investments, less applicable federal income taxes	5.4	7.9	18.9	24.0

Net income (loss) from operations	$15.5	$91.4	$(8.2)	$(184.7)

(B)

Net premiums written for the year ended December 31, 2011, included $34.1 million of unearned premiums transferred to the Company from the Rockhill Insurers in connection with the addition of the Rockhill Insurers to the State Auto Pool, effective January 1, 2011 and for the three month and year ended December 31, 2011, included $106.8 million of unearned premiums transferred from the Company to the State Auto Mutual Pooled Companies in connection with the December 31, 2011 pooling change.

(c)

The Company adopted Accounting Standards Update 2010-26, “Accounting for Costs Associated with Acquiring and Renewing Insurance Contracts” effective Jan. 1, 2012, and has applied its provisions retrospectively. All applicable prior period amounts have been adjusted to conform to current period presentation.

Schedule 1

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET WRITTEN PREMIUM, AS REPORTED, TO NET WRITTEN PREMIUM EXCLUDING POOLING CHANGES AND QUOTA SHARE ARRANGEMENT

(unaudited)

For the three months and year ended December 31, 2012, the following tables set forth the reconciliation of net written premiums excluding the impact of the quota share reinsurance agreement covering the Company’s homeowners book of business (the “HO QS Reinsurance Arrangement”). For the year ended December 31, 2011, the following table sets forth the reconciliation of the one-time impact of net written premium of the unearned premiums transferred by the Rockhill Insurers to the Company on January 1, 2011, in conjunction with the January 1, 2011 pooling change (the “1.11.11 pool change”) and for the three months and year ended December 31, 2011, on a pro forma basis which assumes that the December 31, 2011 pooling participation rate change from 80% to 65% (the “12.31.11 pool change”) had been in effect as of January 1, 2011.

($ in millions) For the three months ended December 31	Personal Segment			Business Segment			Specialty Segment			Total - All Segments
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change
As Reported	$114.6	$37.3	207.2%	$86.2	$52.4	64.5%	$55.9	$55.6	0.5%	$256.7	$145.3	76.7%
HO QS 12.31.11 UEP Transfer		86.4								—	86.4
HO QS Arrangement	40.9		—	—	—	—	—	—	—	40.9	—	—

Subtotal	155.5	123.7	25.7%	86.2	52.4	64.5%	55.9	55.6	0.5%	297.6	231.7	28.5%
2011 - Excluding 12.31.11 UEP Transfer		43.4			35.6			27.8			106.8

Subtotal	155.5	167.1	-6.9%	86.2	88.0	-2.0%	55.9	83.4	-33.0%	297.6	338.5	-12.1%
2011- Pro forma 12.31.11 pool change	—	(15.1)	—	—	(16.6)	—	—	(15.6)	—	—	(47.3)	—

Total Pro forma 2012 and 2011 change	155.5	152.0	2.3%	86.2	71.4	20.8%	55.9	67.8	-17.6%	297.6	291.2	2.2%

($ in millions) For the year ended December 31	Personal Segment			Business Segment			Specialty Segment			Total - All Segments
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change	2012	2011	% Chance
As Reported	$469.5	$647.4	-27.5%	$349.4	$341.7	2.3%	$236.4	$295.5	-20.0%	$1,055.3	$1,284.6	-17.8%
HO QS 12.31.11 UEP Transfer		86.4									86.4
HO QS Arrangement	172.3		—	—	—	—	—	—	—	172.3	—	—

Subtotal	641.8	733.8	-12.5%	349.4	341.7	2.3%	236.4	295.5	-20.0%	1,227.6	1,371.0	-10.5%
2011 - Excluding 12.31.11 UEP Transfer	—	43.4		—	35.6		—	27.8		—	106.8
2011 - Excluding 1.11.11 UEP Transfer	—	—		—	—		—	(34.1)		—	(34.1)

Subtotal	641.8	777.2	-17.4%	349.4	377.3	-7.4%	236.4	289.2	-18.3%	1,227.6	1,443.7	-15.0%
2011 - Pro forma 12.31.11 pool change	—	(129.5)	—	—	(70.8)	—	—	(54.2)	—	—	(254.5)	—

Total Pro forma 2012 and 2011 change	641.8	647.7	-0.9%	349.4	306.5	14.0%	236.4	235.0	0.5%	1,227.6	1,189.2	3.2%

Schedule 2

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect for the three months and year ended December 31, 2012.

	GAAP HO QS Arrangement Cession - Overall Results
($ millions)	Three Months Ended December 31			Year Ended December 31
			Pro-Forma			Pro-Forma
		HO QS	without HO		HO QS	without HO
	As Reported	Cession	QS Cession	As Reported	Cession	QS Cession
Earned Premiums	$267.4	$40.4	$307.8	$1,042.1	$166.2	$1,208.3
Losses and LAE Incurred:
Cat loss and ALAE	5.9	2.0	7.9	67.1	49.5	116.6
Non-cat loss and LAE	178.0	14.2	192.2	711.2	74.5	785.7

Loss and LAE	183.9	16.2	200.1	778.3	124.0	902.3
Acquisition and operating expenses	88.3	11.7	100.0	345.9	48.2	394.1

Net underwriting loss	(4.8)	12.5	7.7	(82.1)	(6.0)	(88.1)

Cat loss and ALAE ratio	2.2%	5.0%	2.6%	6.4%	29.8%	9.6%
Non-cat loss and LAE ratio	66.5%	35.1%	62.4%	68.3%	44.8%	65.0%

Loss and LAE ratio	68.7%	40.1%	65.0%	74.7%	74.6%	74.6%
Expense ratio	33.0%	29.0%	32.5%	33.2%	29.0%	32.6%

Combined ratio	101.7%	69.1%	97.5%	107.9%	103.6%	107.2%

Schedule 3

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF RED UNDERWRITING RESULTS AND HO QS ARRANGEMENT CESSION

(unaudited)

The following table sets forth a reconciliation of the RED underwriting results and the HO QS Arrangement cession on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the RED results had been excluded and the HO QS Arrangement had not been in effect for the three months and year ended December 31, 2012.

	Three Months Ended December 31
($ millions)			Pro Forma		Pro Forma without RED and
	As Reported	RED	without RED	HO QS Cession	HO QS Cession
Earned Premiums	$267.4	$20.3	$247.1	$40.4	$287.5
Losses and LAE Incurred:
Cat loss and ALAE	5.9	0.2	5.7	2.0	7.7
Non-cat loss and LAE	178.0	28.0	150.0	14.2	164.2

Loss and LAE	183.9	28.2	155.7	16.2	171.9
Acquisition and operating expenses	88.3	8.2	80.1	11.7	91.8

Net underwriting (loss) gain	(4.8)	(16.1)	11.3	12.5	23.8

Cat loss and ALAE ratio	2.2%	1.0%	2.3%	5.0%	2.7%
Non-cat loss and LAE ratio	66.5%	137.9%	60.7%	35.1%	57.1%

Loss and LAE ratio	68.7%	138.9%	63.0%	40.1%	59.8%
Expense ratio	33.0%	40.1%	32.4%	29.0%	31.9%

Combined ratio	101.7%	179.0%	95.4%	69.1%	91.7%

	Year Ended December 31
($ millions)			Pro Forma		Pro Forma without RED and
	As Reported	RED	without RED	HO QS Cession	HO QS Cession
Earned Premiums	$1,042.1	$97.9	$944.2	$166.2	$1,110.4
Losses and LAE Incurred:
Cat loss and ALAE	67.1	0.7	66.4	49.5	115.9
Non-cat loss and LAE	711.2	119.5	591.7	74.5	666.2

Loss and LAE	778.3	120.2	658.1	124.0	782.1
Acquisition and operating expenses	345.9	38.2	307.7	48.2	355.9

Net underwriting loss	(82.1)	(60.5)	(21.6)	(6.0)	(27.6)

Cat loss and ALAE ratio	6.4%	0.7%	7.0%	29.8%	10.4%
Non-cat loss and LAE ratio	68.3%	122.1%	62.7%	44.8%	60.0%

Loss and LAE ratio	74.7%	122.8%	69.7%	74.6%	70.4%
Expense ratio	33.2%	39.0%	32.6%	29.0%	32.1%

Combined ratio	107.9%	161.8%	102.3%	103.6%	102.5%